Exhibit 10.3

**** INDICATES CONFIDENTIAL MATERIAL OMITTED PURSUANT TO A

REQUEST FOR CONFIDENTIAL TREATMENT AND FILED WITH THE

SECURITIES AND EXCHANGE COMMISSION SEPARATELY WITH A REQUEST

FOR CONFIDENTIAL TREATMENT.

JOINT DEVELOPMENT AGREEMENT

BY AND BETWEEN

LONESTAR RESOURCES AMERICA, INC.

AND

IOG SOUTH TEXAS I, LLC

DATED JULY 27, 2015

Confidential material omitted and filed separately with the Commission.

i

6.10.	Information Maintained By Operator	16

6.11.	Access Rights	17

6.12.	Certain Lease Matters	17

6.13.	Third Party Rights	17

6.14.	Marketing	18

6.15.	Standard of Care	18

6.16.	Hedging	18

6.17.	Facilities	18

6.18.	Drainage Protection	19

ARTICLE 7.	ACQUIRED INTERESTS	19

7.1.	Acquired Interest	19

ARTICLE 8.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS	19

8.1.	Representations and Warranties	19

8.2.	Representations and Warranties of IOG	20

8.3.	Representations, Warranties and Covenants of Operator	20

8.4.	Compliance Matters	25

ARTICLE 9.	TAX PARTNERSHIP	25

9.1.	Tax Partnership Agreement	25

9.2.	Tax Treatment	25

ARTICLE 10.	INDEMNIFICATION	26

10.1.	Liabilities	26

10.2.	Indemnification of IOG by Operator	26

10.3.	Indemnification of Operator by IOG	26

10.4.	Indemnification Procedures	27

(a)	Terms	27

(b)	Claim Notice	27

ARTICLE 11.	TRANSFER	28

11.1.	Transfer by Operator	28

11.2.	Transfer by IOG	28

11.3.	Sale	29

11.4.	Settlement	29

ARTICLE 12.	NOTICES	30

12.1.	Notices	30

12.2.	Daily Notices	31

ARTICLE 13.	TERMINATION AND REMEDIES	31

13.1.	Term	31

13.2.	Notice of Default; Remedies	31

13.3.	Effect of Termination	32

ARTICLE 14.	MISCELLANEOUS	32

14.1.	Entire Agreement	32

14.2.	Amendments	32

14.3.	Waiver	32

14.4.	Applicable Law	32

14.5.	Jury and Bench Trial Waiver	32

14.6.	Dispute Resolution/Arbitration	33

14.7.	Expenses	35

14.8.	Payments	35

14.9.	Limitation on Damages	36

14.10.	Injunctive Relief and Lien Foreclosure	36

14.11.	Relationship of Parties	36

14.12.	Severability	36

14.13.	Covenants Running with Lands	36

14.14.	Timing	36

14.15.	Successors and Assigns	36

14.16.	Announcements	37

14.17.	Confidentiality	37

14.18.	Further Assurances	37

14.19.	Counterpart Execution	37

14.20.	Memorandum of Agreement	37

14.21.	References and Construction	37

Exhibits

Exhibit A	Form of Assignment

Exhibit B	Tax Partnership Agreement

Exhibit C	Memorandum of Agreement

Exhibit D	Joint Operating Agreement

Schedule 14.8	Bank Account

Glossary

AAA	Section 14.6(a)
Acquired Interest	Section 7.1
Affiliate and Affiliated	Article 1
Agreement	Article 1
Appellate Rules	Section 14.6(e)(iii)
Applicable Environmental Laws	Article 1
Arms-Length Sale	Article 1
Asset Taxes	Section 8.3(f)(i)
Assets	Article 1
Assignment	Section 5.4(b)
Availability Period	Article 1
Business Day	Article 1
Change of Control Event	Article 1
Claim Notice	Section 10.4(b)
Code	Article 1
Complete or Completing	Article 1
Control and Controlled by	Article 1
Cumulative ROI Payout Amount	Article 1
Development AFE	Article 1
Dispute Notice	Section 14.6(a)
Drill or Drilling	Article 1
Drilling Unit	Article 1
Earned Well	Article 1
Effective Date	Preamble
Elect	Article 1
Election	Article 1
Equip or Equipping	Article 1
Execution Date	Preamble
Existing Facilities	Preamble
Existing Operator Interest	Article 1
Existing Well	Preamble
Facilities	Article 1
Good Cause	Section 6.1(c)
Governmental Authority	Article 1
Hedging Transaction	Article 1
Indemnified Party	Section 10.4(a)
Indemnifying Party	Section 10.4(a)
Initial Funding Date	Article 1
IOG	Preamble
IOG Indemnified Parties	Section 10.1
IOG Net Proceeds	Article 1
IOG Share	Article 1
IRR Payout Date	Article 1
Joint Operating Agreement and JOA	Article 1
Laws	Article 1

v

Leases	Article 1
Liabilities	Section 10.1
Material Contracts	Section 8.3(e)
Material Percentage	Article 1
Maximum Net Capital Deployed	Article 1
Net Capital	Article 1
Operator	Preamble
Operator Indemnified Parties	Section 10.2(a)
Operations	Article 1
Participate	Article 1
Parties	Preamble
Party	Preamble
Payout	Article 1
Permits	Article 1
Permitted Encumbrances	Section 8.3(c)
Permitted Pledge	Article 1
Person	Article 1
Post-Development Hurdle WI	Section 5.2(c)
Pre-Development Hurdle WI	Section 5.2(b)
Pre-Payout Costs	Section 5.6(b)
Pre-Payout Revenues	Section 5.6(c)
Production Burdens	Section 6.5
Project	Article 1
Project Area	Section 3.1(b)(i)
Project Effective Date	Article 1
Project Proposal	Article 1
Proposed Well	Article 1
Quarterly Meeting	Section 6.7
Records	Section 6.10(a)
Rules	Section 14.6(b)
Sale	Article 1
Sales Assets Allocated Purchase Price	Article 1
Sale Proceeds	Article 1
Second Year Anniversary	Article 1
Special Warranty	Section 8.3(b)
Subject Assets	Article 1
Tax Partnership	Section 9.2
Tax Partnership Agreement	Section 9.1
Tax Purposes	Section 9.2
Taxes	Article 1
Term	Section 13.1(a)
Third Party	Article 1
Third Party Action	Section 10.4(b)
Third Party JOA	Article 1
Third Party Right	Section 6.13(a)
Total Invested Capital	Article 1

Transfer	Article 1
Well	Article 1
Well Costs	Article 1
Well Cost Percentage	Section 5.2(a)
Well Proposal	Article 1
Working Interest	Article 1

**** INDICATES CONFIDENTIAL MATERIAL OMITTED PURSUANT TO A

REQUEST FOR CONFIDENTIAL TREATMENT AND FILED WITH THE

SECURITIES AND EXCHANGE COMMISSION SEPARATELY WITH A REQUEST

FOR CONFIDENTIAL TREATMENT.

JOINT DEVELOPMENT AGREEMENT

THIS JOINT DEVELOPMENT AGREEMENT is made and entered into this 27th day of July, 2015 (the “Execution Date”) but effective as of July 27, 2015 (the “Effective Date”) by and between Lonestar Resources America, Inc., a Delaware Corporation (“Operator”), and IOG South Texas I, LLC (“IOG”).  IOG, Operator are sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A.            Operator owns or expects to secure ownership of or rights to acquire oil and gas leases or mineral interests, the acquisition of which may also involve the acquisition of existing producing oil and gas wells (the “Existing Wells”) or other Facilities (the “Existing Facilities”).

B.            IOG desires to participate in the development of the Leases subject to the terms and conditions of this Agreement.

C.            The Parties desire to enter into this Agreement to govern their rights and obligations with respect to the exploration and development of the Leases.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

ARTICLE 1.
DEFINITIONS

When not otherwise defined in the body of this Agreement, the following terms will have the below defined meaning:

“Affiliate” and “Affiliated” mean any Person which directly or indirectly Controls, is Controlled by, or is under common Control with, an identified Person.

“Agreement” means this Agreement, inclusive of all exhibits and attachments, as the same may be modified or amended from time to time.

“Applicable Environmental Laws” shall mean any and all Laws concerning protection of the environment, natural resources, or human health and safety or orders pertaining to health or the environment, including, without limitation, common laws, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Oil

Pollution Act of 1990, Occupational Safety and Health Act of 1970, any and all U.S. Minerals Management Service Laws, all as amended, and any state Laws implementing or analogous to the foregoing federal Laws, and all other Laws relating to or regulating emissions, discharges, releases, or cleanup of Hazardous Substances (as defined in the Applicable Environmental Laws) or wastes, each as amended from time to time.

“Arms-Length Sale” means a Sale to a Person who is not an Affiliate of Operator at a time and under circumstances where Operator is under no compulsion to sell.

“Assets” means the Leases to the extent that they are included in Projects accepted by IOG and the Earned Wells.

“Availability Period” means the period from the date of this Agreement until the earlier of (i) the date on which IOG has expended One Hundred Million Dollars ($100,000,000.00) in respect of all Projects covered by this Agreement; or (ii) December 31, 2016, provided that IOG may terminate the Availability Period earlier by delivery of written notice to Operator, (a) if Operator has not delivered a Well Proposal to IOG by December 31, 2015;  (b) at the end of any consecutive ninety (90) day period after December 31, 2015 during which Operator has not delivered a Well Proposal to IOG, or (c) there is a Change of Control Event as to Operator.

“Business Day” means any calendar day except Saturdays, Sundays and federal holidays.

“Change of Control Event” means, as to an entity, a merger, acquisition, or other corporate transaction in which Operator is not the surviving entity, or any event that results in the current voting ownership of the entity not controlling the management of the enterprise.

“Code” means the Internal Revenue Code of 1986, as amended.

“Complete” and “Completing” means any activity related to preparing a Well drilled to total depth (or to the terminus of a horizontal well) for production, including, without limitation, installation of production casing, perforating, conducting fracture stimulation and drilling out of fracture plugs or, in the event the Well is not completed as a Well capable of producing in paying quantities, plugging such Well, including restoring and reseeding of the Well location and any associated roads as required by regulation, lease, or contract.

“Control” means the ability (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management or affairs of an entity, whether through the ownership of voting interests, by contract or otherwise.  An entity that is subject to control by a Person is “Controlled by” that Person.

“Cumulative ROI Payout Amount” means the resulting quotient where the dividend equals the aggregate IOG Net Proceeds and the divisor equals the aggregate Maximum Net Capital Deployed.

“Development AFE” means any authorization for expenditure for (i) the Drilling, Completing and Equipping of a Well, or (ii) any other activity contemplated by a Joint Operating Agreement.

“Drill” or “Drilling” means any activity related to moving in, rigging up, logging and testing a Well, including, but not limited to, constructing and upgrading access roads, obtaining and preparing the drillsite, obtaining permits and division order or drill site title opinions, obtaining drilling contractor services and consultants necessary for the drilling of a Well, obtaining mud, chemicals, pipe and supplies, and any other activities related to the foregoing.

“Drilling Unit” means the acreage associated with a Proposed Well, including acreage subject to Lease and Third Party acreage that may be pooled with Lease acreage to satisfy Lease, and regulatory requirements.

“Earned Well” means any Well in which IOG Elects to Participate.  The Earned Well shall include the Well as originally drilled as well as any subsequent rework, recompletion, deepening, or other reconfiguration of the Earned Well, including the lengthening of any lateral or the drilling of new, replacement or additional laterals at any depth in or to the Earned Well.

“Elect” means to respond to a Project Proposal or a Well Proposal.

“Election” means a written response by IOG to a Project Proposal or a Well Proposal under this Agreement.

“Equip” or “Equipping” means any activity related to equipping the Well, including installing tubing and any other equipment or activities required to bring the Well to first sale, including artificial lift.

“Existing Operator Interest” means Operator’s (including that of any Affiliate) Working Interest (or the Working Interest it will obtain in the event that the implementation of the Project entails the acquisition of interests) in and to the Leases and Existing Facilities, as applicable, that comprise a Project, as of the date the Project Proposal for that Project is delivered to IOG or as of the date an assignment to IOG becomes due as a result.

“Facilities” means all flowlines, pipelines, meters, separators, heater-treaters, vapor recovery units, tanks, and any other associated equipment beyond the wellhead of an Earned Well and used in connection with the handling, treating, processing, gathering, transportation, compression, marketing, or other disposition of any production therefrom, including, without limitation, any gas gathering facilities that are downstream of the site of such production to the point of sale or custody transfer to a Third Party gathering system. Facilities also includes salt water disposal storage and disposal facilities, including salt water disposal wells and any other equipment, fixture or structure that is used in connection with the Operation of the Assets.

“Governmental Authority” means any nation or state and any political subdivision thereof and any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal, including specifically the state oil and gas regulatory agency having jurisdiction over the drilling and operation of the Wells.

“Hedging Transaction” means a commodity hedging transaction into which IOG enters in respect of the Assets or any portion thereof.

“Initial Funding Date” means, with respect to each Project, the date on which IOG first remits a payment to Operator or to a Third Party regarding any activity in connection with a Project.

“IOG Net Proceeds” means the aggregate of (i) proceeds actually paid to IOG on account of production attributable to IOG’s Working Interest in and to the Earned Wells (net of all lease operating expenses, insurance, marketing and transportation charges, production, severance, ad valorem, property and similar taxes attributable to IOG’s Working Interest in the Earned Wells); (ii) Sale Proceeds paid to IOG in connection with the sale of Earned Wells and (iii) amounts received from or paid under Hedging Transactions related to Earned Wells.  “IOG Net Proceeds” shall not include any proceeds from production attributable to IOG’s Working Interest that are held in suspense until such amounts are actually received by IOG.

“IOG Share” means as to an Earned Well the Pre-Development Hurdle WI (as defined in Section 5.2(b)) from the date of IOG’s Election to Participate in that Earned Well until Payout and the Post-Development Hurdle WI (as defined in Section 5.2(c)) thereafter.

“IRR Payout Date” means the first day that, based on the XNPV function of Microsoft Excel, the discount rate specified as to the Basic Participation Terms or the Alternate Participation Terms, as the case may be, and all payments made and received by IOG in connection with Earned Wells and in connection with Hedging Transactions relating to Earned Wells, using the dates each payment by IOG was sent by either wire transfer or otherwise and using the dates each payment to IOG was actually received by IOG, upon which the XNPV value calculated equals or exceeds zero dollars ($0.00).

“Joint Operating Agreement” or “JOA” means the joint operating agreement entered into by the Parties pursuant to Section 5.5 of this Agreement.

“Laws” means all applicable statutes, writs, laws, rules, regulations, ordinances, orders, judgments, injunctions, awards, determinations or decrees of a Governmental Authority, in each case as in effect on and as interpreted on the Effective Date.

“Leases” means the oil, gas or other mineral leases or mineral interests owned or acquired by Operator or the contractual right to acquire which is secured by Operator.

“Material Percentage” means, as to any Asset five percent of the Existing Operator Interest in the Asset.  If the determination of Material Percentage is being determined in connection with a Transfer, all past and prospective transfers affecting the Asset shall be aggregated.

“Maximum Net Capital Deployed” means as of the date of calculation, the greatest Net Capital for the period between the Initial Funding Date and the date of calculation.

“Net Capital” means, as of a given date, the difference between the Total Invested Capital as of such date and the IOG Net Proceeds as of such date.

“Operations” means all activities of Operator relating to the Drilling, Completing, and Equipping of Wells and to the production, maintenance and repair, testing and evaluation, of

Wells, and any other activities associated with that development and management of the Wells and associated Facilities that are a part of or related to the Assets, including specifically all activities that in ordinary industry usage would be considered operations as to an oil and gas property.

“Participate” means, IOG’s act of funding Well Costs for a Well in exchange for an interest in and to such Well.

“Payout” means the time at which the applicable Development Hurdle is reached.

“Permits” means all authorizations, licenses, permits or certificates issued by a Governmental Authority.

“Permitted Pledge” means the pledge, hypothecation or other voluntary encumbrance of a Party’s direct or indirect interest (including the securities of any of its Affiliates) in the Assets; provided that (i) each pledge, hypothecation or encumbrance of a Party’s direct interest in the Assets complies with the Joint Operating Agreement, and (ii) with respect to each pledge, hypothecation or other voluntary encumbrance, any Transfer in connection with a secured party’s exercise of remedies under such pledge, hypothecation or encumbrance is subject to the other Party’s rights under this Agreement.

“Person” means any person (acting in any capacity), entity, partnership, joint venture, limited liability company, corporation, trust, or other form of enterprise.

“Project” means oil and gas drilling opportunities, and the associated Leases and other rights and interests.

“Project Effective Date” means as to a particular Project, the date on which Operator delivers the Project Proposal for such Project to IOG.

“Project Proposal” a document and other related materials that describes a Project and that satisfies the requirements set out in Section 3.1(b).

“Proposed Well” means the Well that is the subject of a Well Proposal.

“Sale” means the entry by Operator directly, or  indirectly through one or more Affiliates, into a definitive written agreement providing for the Transfer for cash consideration of all or a Material Percentage of Operator’s interest in any of the Assets to any Person.

“Sale Assets Allocated Purchase Price” means the value of IOG’s Working Interest in the Assets that are included in a Sale, based on the value that is allocated to Operator’s interest in those Assets by the Person that is acquiring the Operator’s interest in those Assets, in the case of an Arms-Length Sale or, otherwise, based on the value as determined in good faith by IOG, after consultation with Operator.

“Sale Proceeds” means proceeds from the sale of IOG’s Working Interest in and to the Assets (net of transaction expenses, including attorney’s fees, fees of any consultants or other representatives of IOG, brokers’ fees and all transfer taxes and recording fees (or portion thereof), in each case that IOG pays in connection with such sales).

“Second Year Anniversary” means, for a given date, the date which occurs two (2) years after such date.

“Subject Assets” means any Assets jointly held by all Parties.

“Taxes” means all income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer or withholding taxes or other governmental fees or charges imposed by any Governmental Authority, including any interest, penalties or additional amounts that may be imposed with respect thereto, and including any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, or as a transferee or successor or otherwise.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party JOA” means a joint operating agreement as described in Section 5.5(b) of this Agreement.

“Total Invested Capital” means the sum of the amounts paid by IOG in respect of any Well Costs, regardless of whether such amounts are actually applied to pay IOG’s Working Interest in any Well, and, to the extent not deducted in the determination of IOG Net Proceeds, all lease operating expenses, insurance, marketing and transportation charges, production, severance, ad valorem, property and similar taxes attributable to IOG’s Working Interest in the Earned Wells.

“Transfer” means any sale, assignment, conveyance, transfer or other disposition, voluntary or involuntary, by operation of law (including by merger or other business combination transaction) or otherwise, and whether effected directly by a Party or indirectly by sale or other disposition of equity interests in a Party or a Person that Controls such Party; provided that a Party’s entry into a Permitted Pledge shall not constitute a Transfer.  When used as a verb, the term “Transfer” shall have a correlative meaning.

“Well” means any oil or gas well.

“Well Costs” means the actual expenses for each item of cost to Drill, Complete and Equip an Earned Well as identified in the Development AFE provided with the Well Proposal for such Earned Well.  The Well Costs shall include the actual expenses, to the extent so identified, relating to artificial lift and any other equipment, facilities and activities necessary to bring a Well to the point of first sale.

“Well Proposal” means a document and other related materials that describes a proposal to drill a Well and that satisfies the requirements set out in Section 4.1(b).

“Working Interest” means with respect to any Lease or Well, the percentage or fractional interest in and to such Lease or Well that is burdened with the obligation to bear and pay costs and expenses of Operations on or in connection with such Lease or Well, but without regard to the effect of any royalties, overriding royalties, production payments, net profit interests and other similar burdens upon, measured by, or payable out of production therefrom.

ARTICLE 2.
CAPITAL COMMITMENT

2.1.        Capital Commitment.  Subject to the conditions set forth in this Agreement, IOG commits to fund up to One Hundred Million Dollars ($100,000,000.00), which shall be applied within Projects accepted by IOG to the Well Costs for Wells in which, during the Availability Period, IOG Elects to Participate.

ARTICLE 3.
PROJECTS

3.1.        Project Proposal.

(a)           During the Availability Period, Operator must deliver to IOG a written Project Proposal for any Project that will include the drilling of wells that the Operator reasonably and in good faith believes will yield to the interest owned or to be acquired by Operator (without regard for the Participation of IOG under this Agreement or any costs other than Well Costs) an internal rate of return of **** and which Operator desires to undertake.  In addition, at any time during the Availability Period, Operator may submit to IOG a Project Proposal for any other Project.

(b)           A Project Proposal shall:

(i)            Define the geographic area included in the Project (the “Project Area”);

(ii)           Identify the Leases and Facilities owned by or to be acquired by Operator within the Project Area and, if not then owned by Operator, specify the terms pursuant to which any such acquisition is to occur;

(iii)          Specify the interests owned or to be acquired by Operator in each Lease and in any Facilities

(iv)          Include all geological, geophysical, engineering, land, contract, and economic data and analysis in Operator’s possession regarding the proposed Project;

(v)           Provide a proposed drilling and development schedule for the Project;

(vi)          An economic analysis of the expected performance of the Project stated to the interest owned or to be acquired by Operator;

(vii)         Specify parameters for limitations of the location of other Wells on the  Leases or on pooled units that include any portion of any of the Leases to provide for the protection of Earned Wells in the Project from drainage; and

(viii)        Operator’s election of either the Basic Participation Terms or the Alternate Participation Terms, as set out below.

(c)           Operator and IOG shall consult regarding any Project Proposal delivered by Operator.  Operator shall exercise good faith efforts to respond to questions or objections raised by IOG. Written amendments to a Project Proposal may result from such consultations.

3.2.        IOG Election.  If IOG does not deliver to Operator its Election indicating its acceptance of a Project Proposal within thirty (30) days of receipt of the Project Proposal or an amendment to the Project Proposal, then IOG shall be deemed to have rejected such Project Proposal.  Alternatively, IOG may within such time deliver a written request for an additional thirty (30) day period within which to deliver its Election.  Operator shall grant such request by written notice unless there are specific time constraints relating to the Project that make such delay imprudent, in which case Operator shall notify IOG of such time constraints and specify a reasonable deadline for receipt of IOG’s Election.

3.3.        Material Change.  If after rejection by IOG Operator continues to pursue involvement in a Project and either the terms of such involvement or the information regarding such Project changes materially and Operator still desires to pursue such involvement then Operator shall submit a revised Project Proposal to IOG regarding such Project.  IOG will then have an additional ten (10) days in which to submit its Election accepting such revised Project Proposal.

ARTICLE 4.
WELL PROPOSAL

4.1.        Well Proposals.

(a)           From the Project Effective Date until the end of the Availability Period, before commencing Drilling of any Well within the area constituting a Project accepted by IOG, Operator (and Operator as applicable) shall deliver a Well Proposal to IOG.

(b)           The Well Proposal shall be delivered in writing and shall:

(i)            Identify the Drilling Unit associated with the Proposed Well and identify all rights held by Operator in such Drilling Unit;

(ii)           Identify all Leases owned by Operator or that Operator has a right to acquire in the Drilling Unit and specify the nature of such ownership or right of acquisition and identify the percentage Working Interest and Net Revenue Interest in the Drilling Unit and the Proposed Well;

(iii)          Include a copy of the Assignment (as that term is defined in Section 5.4(b)) to be executed and delivered to IOG pursuant to Section 5.4(b) upon IOG’s delivery of an Election to Participate in the drilling of such Well;

(iv)          Include a copy of the drilling permit for the Well;

(v)           Include a plat showing Drilling Unit and the Well location;

(vi)          Include a description and schematic showing the Well design;

(vii)         Include an AFE for Well Costs;

(viii)        Include an engineering, geological, and economic analysis of the expected performance of the Well, including all supporting data held by Operator;

(ix)          Include a drilling title opinion for the Drilling Unit and any curative relating to such opinion;

(x)           Include any information regarding the environmental condition of the land included in the Drilling Unit or that would otherwise be affected by the drilling and completion of the Well;

(xi)          Identify the planned date for commencement of Drilling of the Well;

(xii)         Identify any Third Party Right, as that term is defined in Section 6.13(a); and

(xiii)        Include any other information held by Operator that is relevant to the decision to drill such Well as proposed.

(c)           Operator shall promptly assist IOG in calculating the estimated revenues and costs and expenses for each such Well upon IOG’s request.

4.2.        IOG Election.

(a)           IOG shall not be obligated to Elect to Participate in a Proposed Well:

(i)            If IOG reasonably believes that the Well would not achieve **** internal rate of return on the 8/8th interest in said Well based on market variables and other economic factors reasonably selected in IOG’s discretion;

(ii)           if IOG is not satisfied, in its sole discretion, with the title information and condition of the Leases or with the environmental condition of the lands relating to the Well;

(iii)          if IOG is reasonably concerned with the financial condition of Operator; or

(iv)          if IOG has asserted that Operator has breached this Agreement.

(b)           If IOG does not deliver to Operator its Election not to Participate in a Proposed Well within thirty (30) days of receipt of the Well Proposal and all required information IOG shall be deemed to have elected to Participate in such Proposed Well.  Alternatively, IOG may within such time deliver a written request for an additional fifteen (15) day period within which to deliver its Election.  Operator shall grant such request by written notice to IOG unless there are specific time constraints relating to the Project that make such delay imprudent, in which case Operator shall notify IOG of such time constraints and specify a reasonable deadline for receipt of IOG’s Election.

4.3.        Failure to Drill.  If Operator fails to commence Drilling of a Proposed Well within ninety (90) days of the of IOG’s delivery of its Election regarding its Participation in that Proposed Well or if Operator fails to Complete the Proposed Well without unreasonable delay then Operator shall submit to IOG a new Well Proposal regarding such Proposed Well.

ARTICLE 5.
PARTICIPATION TERMS AND PROCEDURES

5.1.        Participation Terms Election.

(a)           As to each Project, Operator shall elect either the Basic Participation Terms or the Alternate Participation Terms, as set out below.

(b)           Such election shall be made in the Project Proposal and may not be changed without the consent, to be determined at its sole discretion, of IOG.

(c)           All IOG cost and other interest percentages are stated as percentages of the original interest of Operator in the Leases, including any interest to be earned by Operator as a result of drilling such Well, as for example by a farmout.

5.2.        Basic Participation Terms.

(a)           IOG’s payment obligation regarding Well Costs for Earned Wells before achieving the Development Hurdle (the “Well Cost Percentage”) shall be ****.

(b)           Working Interest in Earned Wells to be assigned by Operator to IOG and to be owned by IOG until the achievement of the Development Hurdle (the “Pre-Development Hurdle WI”) shall be ****.

(c)           Working Interest in Earned Wells to be retained by IOG after the achievement of the Development Hurdle (the “Post-Development Hurdle WI”) shall be ****.

(d)           The Development Hurdle shall have been reached when:

(i)            The IRR Payout Date, calculated based on a **** discount rate has occurred; and

(ii)           The Cumulative ROI Payout Amount equals ****.

5.3.        Alternate Participation Terms.

(a)           The Well Cost Percentage shall be ninety percent (90%).

(b)           The Pre-Development Hurdle WI shall be ****.

(c)           The Post-Development Hurdle WI shall be ****.

(d)           The Development Hurdle shall have been reached when:

(i)            The IRR Payout Date, calculated based on a **** discount rate has occurred; and

(ii)           The Cumulative ROI Payout Amount equals ****.

5.4.        Earned Interest.

(a)           For any Earned Well, IOG shall earn the IOG Share in and to such Earned Well.

(b)           Upon delivery by IOG of its Election to Participate in any Earned Well, Operator shall execute, acknowledge and deliver to IOG an assignment substantially in the form attached as Exhibit A (“Assignment”), of the IOG Share in the Earned Well and in all leases and other rights and properties of Operator that are associated with that Earned Well insofar but only insofar as they are related to the ownership and Operation of such Earned Well.  If Operator will earn additional interest in the Earned Well, as for example by a farmout, then Operator shall make such additional Assignment as is necessary as soon as it obtains such additional interest.  The Assignment shall be a wellbore assignment, provided, however, that Assignee shall have the right to participate in any rework, recompletion, deepening, or other reconfiguration of the Earned Well, including the lengthening of any lateral or the drilling of new, replacement or additional laterals in or to the Earned Well and the interest assigned in the wellbore of the Earned Well shall not be subject to any limitation as to depth or otherwise to which the Operator’s interest is not also subject.  The Assignment shall also include any ancillary rights such as easements and rights of way, surface use or access agreements, contract, permits and other rights and properties owned by Operator and held or used or to be used in connection with the ownership or the Operation of that Earned Well.  The Assignment will convey to IOG, effective as of the date of receipt of such Election to Participate, the IOG Share in and to all such Leases and other rights as are associated with and necessary to the Operation of the Earned Well.  If after drilling the Earned Well it becomes apparent, whether as a result of further title work, the application of the terms of leases or regulations, or otherwise that the Assignment contemplated above did not accurately convey the IOG interest in the Well then the Parties shall execute such additional or corrective assignments as are necessary.

(c)           If the Well is to be drilled on a pooled unit (whether pooled voluntarily or by order of Governmental Authority) then the leases and other rights associated with the Well shall include all Lease or contractual rights of Operator in the land included in the pooled unit related to the ownership or Operation of the Earned Well, including any rights of Operator in any force pooled properties within that pooled unit related to the ownership or Operation of the Earned Well.

(d)           The Parties intend, without limiting IOG’s rights under Section 5.4(e), below, that the Assignment of the IOG Share of each Earned Well shall assign and transfer absolutely and not as collateral or security for a debt, all of Operator’s right, title and interest in the property described in such Assignments.

(e)           To the extent Operator is unable to perfect the Assignment set forth in Section 5.4 for any undrilled Wells, then IOG shall have the right to take a mortgage on the unit to which the undrilled Well has been assigned in the amount of the value attributable to the undrilled Well.  IOG shall release the mortgage within a reasonable time after the recordation of an Assignment from Operator to IOG for the Well in question that complies with Section 5.4.  At IOG’s option, in lieu of taking a mortgage, IOG may defer payments for Well Costs associated with the undrilled Well until Operator has delivered a recorded Assignment for the Well in question that complies with Section 5.4.

5.5.        Joint Operating Agreement.

(a)           Contemporaneously with the execution and delivery of the Assignment as provided above, Operator shall execute and deliver to IOG a Joint Operating Agreement in the form attached as Exhibit D covering the Earned Well that is the subject of the Assignment.  IOG shall execute same and return it to Operator.

(b)           In the event the Leases acquired by Operator are at the time of such acquisition subject to an pre-existing Joint Operating Agreement affecting the rights of Third Parties then such Joint Operating Agreement shall be binding to the extent applicable, provided, however, that as between Operator and IOG, the JOA in the form attached as Exhibit D shall be executed and such JOA and Agreement shall continue, as between the Parties hereto, to supersede any such pre-existing Joint Operating Agreement to the extent of any conflict.

5.6.        Reversion.

(a)           All calculations necessary for the determination of Payout shall be conducted on an aggregate basis, including all Earned Wells until both Basic Participation Terms and the Alternate Development Terms Development Hurdles have been reached.  Payout as to the Earned Wells included in a Project as to which Operator elected the Basic Participation Terms shall occur when the Development Hurdle specified in Section 5.2(d) is satisfied.  Payout as to the Earned Wells included in a Project as to which Operator elected the Alternate Participation Terms shall occur when the Development Hurdle specified in Section 5.3(d) is satisfied.

(b)           Effective as of Payout with respect to the Earned Wells subject to the Basic Terms or the Alternate Terms, as the case may be, IOG shall execute, acknowledge, and deliver to Operator for recordation an acknowledgement that Payout has occurred and the date of such occurrence as provided in the various Assignments relating to the Earned Wells and that, as a result, the reversion referenced in such Assignment has occurred effective as of Payout.

(c)           If costs, charges, and expenses such as, lease operating expenses, insurance costs, marketing and transportation charges, production, and severance, ad valorem, property, and similar taxes, in each case, that are attributable to IOG’s ownership in excess of its Post-Development Hurdle WI in the Earned Wells on or before the date that Payout occurs but which are paid by IOG following the date that Payout occurs (such amounts, the “Pre-Payout Costs”) will be excluded in the determination of IOG Net Proceeds for the applicable Project.  Operator shall, within fifteen (15) Business Days of IOG’s written request, remit to IOG such Pre-Payout Costs.

(d)           If production proceeds from the sale of oil, gas and natural gas liquids that are attributable to IOG’s Working Interest ownership in excess of its Post-Development Hurdle WI in the Earned Wells is paid to IOG following the date that Payout occurs (such amounts, the “Pre-Payout Revenues”) will be excluded in the determination of IOG Net Proceeds.  IOG shall, within fifteen (15) Business Days after IOG’s receipt of Operator’s written request, remit to Operator such Pre-Payout Revenues.

5.7.        IOG’s Payment Obligations.

(a)           Before Payout, IOG shall pay its Well Cost Percentage of all Well Costs associated with Earned Wells.

(b)           Before Payout, IOG shall pay its Pre-Development Hurdle WI of all other costs and expenses associated with the ownership and Operation of the Earned Wells, and of the costs associated with any other Well on Leases jointly owned by the Parties, unless otherwise specifically provided herein.

(c)           After Payout, IOG shall pay its Post-Development Hurdle WI of all costs and expenses associated with the ownership and Operation of the Earned Wells and of the costs associated with any other Well on Leases jointly owned by the Parties, unless otherwise specifically provided herein.

(d)           Billing and payment shall be conducted pursuant to the terms of the Joint Operating Agreement.

5.8.        ****.

5.9.        Operator Payment Obligations.

(a)           During the Availability Period, Operator shall bear and be solely liable for any and all costs incurred during such time relating to exploration activities on a Project such as core sampling, core acquisition, core analysis, fluid analysis, information and analysis, geo-mechanical testing, and other similar exploration well expenditures.

(b)           During the Availability Period, Operator shall be responsible for all delay rentals, shut-in or minimum royalty and any other lease renewal or maintenance payments and any other lease payments necessary to renew, maintain or extend the Leases.

(c)           Prior to Payout, Operator shall pay all Well Costs for Earned Wells less IOG’s Well Cost Percentage in regard to such Earned Well.

(d)           Otherwise, Operator shall pay its retained Working Interest share of all costs associated with the drilling, completion and Operation of Wells on the Drilling Units of Earned Wells or on lands pooled therewith.

ARTICLE 6.
OPERATIONS AND MARKETING

6.1.        JOA.

(a)           As provided above, the Parties have entered into a JOA, covering the Earned Well.

(b)           Provided that Operator is in material compliance with its obligations under this Agreement, including Section 6.15, IOG agrees to vote for and otherwise take all actions reasonably available to it (without material cost or expense) under any JOA to designate Operator as the “Operator” thereunder.

(c)           Operator shall be deemed to have resigned as “Operator” under any applicable JOA upon receipt of written notice from IOG of Good Cause. As used herein, “Good Cause” shall be deemed to exist (i) upon the breach of any material obligation under a JOA or this Agreement, provided that unless such obligation is due to have been performed as of a specific time, Operator shall have the right to cure any such breach within thirty (30) days (or such longer period as expressly provided elsewhere in this Agreement) of receiving written notice of such breach, (ii) Operator has engaged in fraud, willful misconduct or gross negligence in the performance of its duties with respect to this Agreement (without regard for whether that action related to the properties that are subject to the JOA in question) or any applicable JOA.  If IOG elects to remove Operator for Good Cause, then Operator (and any successor transferee of Operator) shall take all actions available to it under such JOA to designate IOG’s designee as the “Operator” thereunder.

(d)           During the Term of this Agreement, Operator shall not resign or engage in any transaction that would (if consummated) result in Operator’s deemed removal as “Operator” under any applicable JOA without the prior written consent of IOG; provided that the foregoing provision shall not be construed to restrict Operator from (i) making a “non-consent” election under any applicable JOA or (ii) conveying all or any portion of its interest in any Existing Wells or any Well that is not an Earned Well.  This provision does not preclude Operator from merging into a US entity and no such merger shall not constitute a violation of the covenant contained in this Section 6.1(d).

6.2.        Operator’s Financial Responsibilities.

(a)           Operator will maintain sufficient immediately available funds, in cash or available borrowing capacity, to pay Operator’s proportionate share of Well Costs that Operator is required to pay under this Agreement, without taking into account any amount paid by IOG in respect of a Development AFE.

(b)           Any funds prepaid by IOG to Operator pursuant to this Agreement or any applicable JOA shall be accounted for separately within Operator’s accounting records.  Funds shall be used and accounted for to reimburse Operator for payments of Well Costs or other expenses properly chargeable to IOG that have been paid by Operator or to pay overhead or other obligations to Operator properly chargeable to IOG and due and payable pursuant to the applicable agreement at the time of such removal. No funds advanced to Operator in connection with one Well may be applied to expenses due in connection with another Well without the consent of IOG.

6.3.        Burdens on Leases.  From the Project Effective Date, Operator shall not create any additional burdens on Leases it currently owns that may become part of any Project.  From and after the date of acquisition of any Lease, Operator shall not create any additional burdens on any Lease that may be the subject of a Project Proposal.

6.4.        Conflict Between Agreements.  The applicable JOA, in conjunction with and subject to the terms of this Agreement, shall govern all Operations on the Earned Well as between the Parties.  In the event of any conflict or inconsistency between the terms of this Agreement and any applicable JOA, as between the Parties, this Agreement shall prevail to the extent of such conflict or inconsistency.  If either Party acquires the entire interest covered by Third Party JOA, then the Third Party JOA shall be superseded and replaced in its entirety with a JOA between the Parties executed pursuant to this Agreement.  In the event any portion of an acquired interest is or becomes governed by a Third Party JOA, the terms of that Third Party JOA shall control as between each applicable Third Party and the Parties; provided that the terms of this Agreement and of the JOA between the Parties shall apply as between the Parties to the greatest extent possible.

6.5.        Payment of Burdens.  If, after the delivery of a Project Proposal for the Project of which a Lease or Well is part, either of the Parties creates additional burdens on any part of the Leases or Earned Wells (including royalties, overriding royalties, net profits interests or other similar burdens on productions (collectively, “Production Burdens”)), then the Party creating such additional Production Burden shall be solely responsible for and shall pay such additional Production Burden.  Without limiting the foregoing sentence, Operator shall be responsible for payment of all Production Burdens affecting the Leases that are created prior to the Project Effective Date to the extent such Production Burdens result in any Lease having a net revenue interest that is less than the net revenue interest set forth for such Lease in the relevant Project Proposal.

6.6.        Access to Information.  Operator agrees to provide IOG with access to information related to the Operations conducted on the Leases. The initial contact on any Operations issue shall be ****.

6.7.        Quarterly Meetings.  Operator shall host quarterly meetings, which may be conducted live or by teleconference, with IOG to review historical Drilling, Completion and performance results, as well as contemplated Project Proposals and field development and exploration for existing Projects and land management activities (a “Quarterly Meeting”).  IOG may request, upon fifteen (15) days prior written notice, specific agenda topics to be covered during a Quarterly Meeting, including any technical or planning issues related to the Assets.

6.8.        Daily Production Reports.  For each Earned Well Operator shall report to IOG the daily production of oil and gas.  Such reports shall be delivered to IOG as they are collected in the field and reported to Operator but no less often than monthly.

6.9.        Information Acquired by Operator.  To the extent permitted under Third Party agreements (with consent, if applicable), Operator shall deliver a copy to IOG of any information or report that it receives from a Third Party that could reasonably be considered material to the Assets, including Drilling, Completion and production reports, proposed directional plan,

Drilling surveys, logs, core reports and other similar information, in each case within seven days of receipt of such report or information; provided that Operator shall deliver Drilling, Completion and flowback reports within 24 hours of receipt.

6.10.      Information Maintained By Operator.

(a)           To the extent the information listed below is within Operator’s existing and customary record keeping and possession thereof or is otherwise obtained by Operator, Operator shall maintain the following records, data and reports (the “Records”), as they are produced or compiled in relation to the Operations:

(i)            copies of all logs and surveys;

(ii)           daily Drilling, workover or similar Operations reports;

(iii)          copies of all plugging reports;

(iv)          well tests, Completion and similar Operations reports;

(v)           engineering studies, development schedules and annual progress reports on Projects;

(vi)          field and well performance reports, including reservoir studies and reserve estimates;

(vii)         list of all Persons purchasing hydrocarbons produced from the Earned Wells;

(viii)        unaudited reports that set forth a statement of any lease operating expenses, including any Asset Tax liabilities, related to the Operations incurred during the preceding month;

(ix)          all title documentation, title opinions, Leases, contracts, permits and authorizations;

(x)           evidence of payment of any Persons performing Operations;

(xi)          all environmental information applicable to the Leases;

(xii)         copies of all drill-stem tests and core analysis reports;

(xiii)        core samples; and

(xiv)        such additional information related to the Operations that IOG may reasonably request, including any information required to generate semi-annual reserve reports.

(b)           By providing **** days prior written notice, IOG may review the Records, including proprietary technology, if allowed by the subject license agreement, to the extent necessary to assess the merits of the proposed application of such proprietary technology, as reasonably requested during Operator’s normal business hours, and Operator will provide IOG, upon request, with copies of the Records.  Operator will provide IOG or its designees with (i) the Records contemplated by the preceding sentence and (ii) access to individuals essential to IOG’s interests under this Agreement, in each case as reasonably requested by a IOG; provided that IOG will be subject to the confidentiality provisions of Section 14.15.

(c)           The Parties shall have full access and rights to the Records required to be maintained by Operator pursuant to this Section 6.10.  To the extent copies of Records, reports or other information are delivered to IOG under this Agreement, such copies of Records, reports or information shall become and remain the property of IOG.

6.11.      Access Rights.

(a)           Operator shall notify IOG in writing at least **** hours prior to conducting any coring or logging Operations.  Without limiting IOG’ rights under any JOA, upon notice to Operator, IOG shall be permitted reasonable access to the floor of the drilling rig of any Well located on the Leases that is operated by Operator, Operator or their Affiliates.

(b)           To the extent allowable under existing seismic licenses, IOG shall be permitted access to any seismic data following reasonable notice to Operator.

6.12.      Certain Lease Matters.

(a)           Operator shall, at its sole cost and expense, undertake curative work in connection with title to any Lease which is required by any JOA or which a reasonably prudent operator would undertake in a similar situation.

(b)           Operator shall make a diligent effort to pay, promptly and timely, for and on behalf of the Parties, each delay rental, shut-in payment, minimum royalty and any other lease renewal or maintenance payment for all Leases that govern IOG’s interest in an Earned Well associated with a prospect accepted by IOG; provided that Operator may determine, in its reasonable discretion as a reasonable prudent operator (after consulting with IOG), not to renew, maintain or extend any such Lease.

6.13.      Third Party Rights.

(a)           Prior to delivery of any Well Proposal in accordance with Section 4.1(b), Operator shall send to the holder of any preferential purchase right, right of first refusal, right to consent to transfer or other similar right pertaining to a Lease or a Well, including any maintenance of uniform interest requirement (a “Third Party Right”), a notice in form as required by the instrument creating such right.  Prior to assignment by Operator of any Well in which IOG Elects to Participate, Operator shall obtain the express written waiver or consent (as applicable) of all such Third Party Rights with respect to any Transfer of any Well to IOG.  Notwithstanding the foregoing, if IOG Elects to Participate in any Well subject to an unwaived Third Party Right, IOG shall not be obligated to fund the IOG Share of any Well Costs in respect of such Well until such time as Operator has obtained a waiver of such Third Party Right in accordance with this

Section 6.13(a).  In the event that a Third Party Right is exercised, IOG shall have no further interest in or obligation regarding the Earned Well to the extent of the right so exercised.

(b)           Not later than the date of delivery of an Assignment as to an Earned Well hereunder, Operator shall obtain recordable mortgage and lien releases, in a form reasonably acceptable to IOG, with respect to any indebtedness of Operator or any of its Affiliates that encumbers interests conveyed in such Assignment.

(c)           Prior to Payout, any encumbrance or security interest created by Operator in the Assets (including any Permitted Pledge) shall provide that the lienholder’s rights are expressly subordinated to IOG’s rights under this Agreement.  Promptly following receipt, Operator shall provide IOG a copy of any notification of default under any agreement governing any material funded debt of Operator or any of its Affiliates.

6.14.      Marketing.  Without limiting IOG’s rights to take its proportionate share of production from any Earned Well located on the Leases in-kind pursuant to any JOA, Operator shall market (or shall cause to be marketed) IOG’s share of hydrocarbons that are produced from the Leases in good faith for a recurring term of mutually agreed duration that is less than one year and not in excess of the minimum needs of the industry.  Without limitation of the foregoing, Operator shall use commercially reasonable efforts to obtain the best available market price in the area for IOG’s share of hydrocarbons at the time sold, and the weighted average price paid to any IOG for its share of hydrocarbons produced from the Leases shall not be less than the weighted average price paid to Operator for Operator’s share of hydrocarbons produced from the Leases.  IOG shall have the ability to terminate such marketing arrangement upon not less than thirty  (30) days written notice.

6.15.      Standard of Care.  Operator shall Drill, Complete and Equip the Earned Wells and otherwise conduct all Operations hereunder as a reasonable and prudent operator, with due diligence and reasonable dispatch in accordance with Laws and the applicable JOA.

6.16.      Hedging.  IOG shall during the period until Payout engage in a reasonable and prudent commodity hedging program regarding its interests in the Earned Wells with the goal of limiting volatility in its cash flow from such Wells.  The Parties will consult and agree regarding the specifications and limitations of such program as to each Project prior to the commencement of activities relating to such Project.  To the extent IOG concludes that adjustments to the hedging program are appropriate for the accomplishment of its intended purposes, Operator shall not unreasonably withhold, condition or delay its consent to such adjustments.  ****

6.17.      Facilities.  Facilities that are constructed or acquired pursuant to the terms of a JOA and are held by the Operator for the joint account shall be governed by the JOA.  Operator commits to provide IOG with access to the Facilities owned by Operator or any Affiliate of Operator, during the period of such ownership in connection with IOG’s ownership of the Earned Wells.  IOG shall not be obligated to pay any amount in respect of the foregoing access rights that exceeds IOG’s allocated share of the actual Third Party, out-of-pocket costs incurred by Operator in connection with the operation and maintenance of such Facilities and neither Operator nor any of its Affiliates shall be entitled to charge IOG any additional gathering, transportation or capacity fees with respect to IOG’s production from any Earned Wells.  The operating and maintenance costs of the Facilities shall be allocated among all producing Wells served by such Facilities pro rata based on Wells producing within the previous 6 months of such allocation date.

6.18.      Drainage Protection.  Operator shall not at any time propose a Well in violation of the drainage protection standards set out in the Project Proposal affecting any Earned Well.  If a Third Party proposes a Well in violation of such drainage protection standards Operator shall undertake commercially reasonable actions to prevent that occurrence.  If (i) such commercially reasonably efforts fail; (ii) Operator has a right to participate in the drilling of such Well, and (iii) Operator elects to participate in the drilling of such Well then Operator shall provide written notice, including all relevant information held by Operator, to IOG.  If the foregoing occurs during the Availability Period, such proposal shall constitute a Well Proposal.  If the foregoing occurs after the Availability Period then IOG shall have the right, to be exercised by delivery of written notice to Operator, to participate for its Post-Development Hurdle WI in such Well.  Upon receipt of such election Operator shall execute and deliver to IOG an Assignment of IOG’s Post-Development Hurdle WI in such Well.

ARTICLE 7.
ACQUIRED INTERESTS

7.1.        Acquired Interest.  Any Lease acquired by Operator covering land within the defined area of a Prospect in which IOG has Elected to Participate (an “Acquired Interest”) shall be subject to the terms and conditions of this Agreement, as if such Acquired Interest was included in the Leases listed in the Project Proposal for the affected Project.

ARTICLE 8.
REPRESENTATIONS, WARRANTIES AND AGREEMENTS

8.1.        Representations and Warranties.  Operator hereby represents and warrants to IOG; and IOG hereby represents and warrants to Operator the following:

(a)           Organization.  Such Party is duly organized, validly existing and in good standing under the Laws of the State of its incorporation or formation, and is qualified to do business and is in good standing in the State of Texas and in every other jurisdiction where the failure to so qualify would have a material adverse effect on its ability to execute, deliver and perform this Agreement and the other agreements contemplated herein.

(b)           Authority; Binding Effect.

(i)            Such Party has all requisite power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

(ii)           Such Party has taken (or caused to be taken) all acts and other proceedings required to be taken by it to authorize the execution, delivery and performance by such Party of this Agreement and the other agreements contemplated herein.  This Agreement has been duly executed and delivered by such Party and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium, reorganization or similar laws affecting the rights of creditors generally and by principles of equity, whether considered in a proceeding at law or in equity.

(c)           Noncontravention.  The execution, delivery and performance of this Agreement by such Party does not and will not (i) conflict with, or result in, any violation of or constitute a breach or default (with notice or lapse of time, or both) under (A) any provision of its organizational documents, or (B) any applicable statute, law, rule, regulation, court order, agreement, instrument or license applicable to such Party, or (ii) require the submission of any notice, report, consent or other filing with or from any Governmental Authority or Third Parties, other than such consents as are customarily obtained after assignment of Wells and oil and gas leases in the State of Texas.

(d)           Litigation.  There are no actions, suits or proceedings pending or, to such Party’s knowledge, threatened against it which if decided unfavorably to such Party could have a material adverse effect on the ability of such Party to execute, deliver or perform this Agreement or could materially affect its title to, or ownership or operation of the Leases or any Well located on the Leases.

(e)           Liability for Brokers’ Fees.  Such Party has not incurred any obligation or liability, contingent or otherwise, for any fee payable to a broker or finder with respect to the matters provided for in this Agreement which could be attributable or charged to such Party.

(f)            Survival.  Except for the representations and warranties in clauses (a) and (b) above, which shall survive indefinitely, the foregoing representations and warranties contained in this Section 8.1 shall terminate one year after the Payout and shall thereafter have no further force and effect.

8.2.        Representations and Warranties of IOG.  IOG hereby represents and warrants to Operator the following:

(a)           Investment Representation.  In acquiring any interest under this Agreement, it is acquiring such interests for its own account for investment purposes only, and not with a view to resale or distribution.

(b)           Financial Ability.  IOG has such knowledge and experience in financial and business matters, and in oil and gas exploration projects of the type contemplated in and by this Agreement that it is capable of evaluating the merits and risks of its investment hereunder, and IOG is not in need of the protection afforded investors by the applicable securities laws.  In addition, IOG is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities Act of 1933, as amended.

(c)           Survival.  The foregoing representations and warranties contained in this Section 8.2 shall terminate one year after the end of the Availability Period and shall thereafter have no further force and effect.

8.3.        Representations, Warranties and Covenants of Operator.  As of the Project Effective Date with respect to the Leases affected by a Well Proposal, at the time Operator presents a Well

Proposal to IOG with respect to the Leases affected by such Proposal, and at the time any Assignment is made to IOG with respect to the Earned Wells and Leases included in such Assignment, the Operator hereby represents and warrants and, where applicable, covenants to IOG the following:

(a)           Status.  Operator is not a “foreign person” within the meaning of the Code §1445.  Party will furnish to IOG an affidavit that satisfies the requirements of Code §1445(b)(2).

(b)           Special Warranty.  Operator warrants it has or has the right to acquire, as specified in the Project Proposal or Well Proposal, good and defensible title to the Assets or portion thereof, as applicable, and to the net acreage, Working Interests and net revenue interests set forth on in the Project Proposal or Well Proposal and, free and clear of any liens other than Permitted Encumbrances, against all Persons claiming or to claim the same, by, through or under Operator or its Affiliates (the “Special Warranty”).  To Operator’s knowledge (after due inquiry), there are no and there will be no calls on production or contracts for sale of production encumbering the IOG Share of the Assets that will not, following delivery to IOG of an Assignment, also be applicable to Operator’s retained interest in such Assets or that provide for the delivery of hydrocarbons at a price below the prevailing market price.  Prior to commencement of Drilling an Earned Well, Operator shall have obtained (i) the mortgage and lien releases that must be obtained in accordance with Section 6.13(b), and (ii) the waiver of all preferential purchase rights and all consents to assignment that must be obtained from Third Parties in accordance with Section 6.13(a).

(c)           Leases.  To Operator’s knowledge (after due inquiry), all Leases related to an Earned Well will be in full force and effect, subject to the Permitted Encumbrances. “Permitted Encumbrances” shall mean:

(i)            lessors’ royalties, overriding royalties, reversionary interests and similar burdens that (A) are of record on the Project Effective Date, (B) do not at any time reduce Operator’s net revenue interest in any Lease (or Wells located thereon) below the percentage identified in the Project Proposal, as applicable, for that Lease (or Wells located thereon), and (C) do not at any time increase Operator’s Working Interest in any Lease (or Wells located thereon) without a corresponding increase in Operator’s net revenue interest for that Lease (or Wells located thereon);

(ii)           liens for Taxes or governmental assessments that are not yet delinquent or are being contested in good faith by appropriate proceedings which effectively delay any enforcement thereof;

(iii)          easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface Operations that do not interfere materially with the Operation, value or use of the Assets;

(iv)          all rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner, and all Laws, rules and orders of a Governmental Authority; and

(v)           liens which shall be released in accordance with Section 6.13(b).

(d)           Consents of Governmental Authorities.  Prior to commencement of Drilling an Earned Well, Operator will have obtained all consents, approvals, certificates, licenses, permits and other authorizations of the relevant Governmental Authorities and landowners required for any party to own, develop, operate or maintain any Assets in so far as they pertain to such Earned Well.

(e)           Material Contracts.  To Operator’s knowledge based on due inquiry, the Project Proposal or Well Proposal contains a true and complete listing of all material agreements and contracts affecting the Assets (the “Material Contracts”) as of the Project Effective Date or as of the date of delivery of a Well Proposal, as the case may be.  To Operator’s knowledge, as of the Project Effective Date or as of the date of delivery of a Well Proposal, as the case may be, (i) all Material Contracts are in full force and effect, (ii) Operator is not in default in any material respect, and no written notice of alleged default has been received by Operator, under any Material Contract, (iii) no other party to a Material Contract is in default thereunder in any material respect, and (iv) there exists no condition or event that, with or without notice or lapse of time or both, would constitute a material default under any Material Contract by Operator or any other party thereto.  In the event that Operator enters into any material agreement or contract affecting the Assets after the Project Effective Date or as of the date of delivery of a Well Proposal, as the case may be, Operator shall promptly deliver a copy of such agreement or contract to IOG., all payments (including all delay rentals, shut-in royalties and valid calls for payment or prepayment under JOAs) owing under any Lease or other agreement relating to the Leases have been and are being made (timely, and before the same becomes delinquent) by Operator, and to Operator’s knowledge, Operator is not in default in any material respect of any obligation under any Lease or other agreement referenced in this Agreement.

(f)            Asset Taxes.  Except as provided in the Project Proposal or the Well Proposal, as the case may be,

(i)            all ad valorem, property, severance, production, sales, use, excise, transfer, or other Taxes arising out of, based on or measured by the ownership or operation of the Assets or the production of hydrocarbons or the receipt of proceeds therefrom (“Asset Taxes”), which are due and payable by Operator or its Affiliates (whether or not shown on a return filed with respect to Asset Taxes) have been paid, or will be paid timely, or are currently being contested in good faith;

(ii)           all Tax returns for Asset Taxes with respect to the Assets that are required to have been filed have been timely and properly filed and such returns are true, correct and complete in all material respects;

(iii)          there is no claim, assessment, deficiency, or adjustment pending, asserted, proposed or threatened with respect to any Asset Taxes and no claim has ever been made by any authority in any jurisdiction where Operator does not file Tax returns alleging that Operator or any Affiliate of Operator may be subject to Asset Taxes in that jurisdiction; and

(iv)          with respect to Asset Taxes, there is not in force any extension of time with respect to the due date for the filing of any Tax return or any waiver or agreement for any extension of time for the assessment or payment of any Asset Taxes and no request for any such waiver is pending.

(g)           Tax Partnership.  Except as provided herein between the Parties or as specified in the Project Proposal or a Well Proposal, as the case may be, none of the Assets assigned constitutes an equity interest in any corporation, partnership, limited liability company, or any other entity, and none of the Assets are subject to tax partnership reporting requirements for federal income tax purposes.

(h)           Insurance Coverage.  Operator has procured and maintained in effect and will procure and maintain in effect insurance coverages in scope and amount not less than the coverages that may be required by Laws, any Governmental Authorities and any JOA by which the Assets are bound.

(i)            Third Party Rights.  To Operator’s knowledge (after due inquiry), Each Project Proposal or Well Proposal sets forth all Third Party Rights burdening the affected Assets.

(j)            Liquidity.  Operator will have, at the time of IOG’s payment of any Development AFE for the Drilling, Completing and Equipping of an Earned Well sufficient immediately available funds, in cash or available borrowing capacity, to pay all Well Costs that it is required to pay under this Agreement without taking into account any amount paid by IOG in respect of such Development AFE.

(k)           Credit Default.  At the time any Assignment is made to IOG with respect to the Earned Wells included in such Assignment, Operator warrants that Operator is not then in default and there are no facts or circumstances reasonably likely to give rise to a future default under any credit agreement or facility.

(l)            Solvency.  Operator is solvent and is: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of IOG and Operator. In connection with the transactions contemplated hereby, Operator has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

(m)          Commitments, Abandonments or Proposals.  As of the Project Effective Date or as of the date of delivery of a Well Proposal, as the case may be, except as set forth in a Project Proposal or a Well Proposal: (a) Operator has not incurred expenses, or made any commitments to make expenditures (Operator has not entered into any agreements that would obligate IOG to make expenditures), in connection with (and no other obligations or liabilities have been incurred which would adversely affect) the ownership or operation of the Earned Well, other than routine expenses incurred in the normal operation of Existing Wells on the Leases and (b) no proposals in excess of $25,000 are currently outstanding (whether made by Operator or by any other party) to drill additional wells.

(n)           Area of Mutual Interest and Other Agreements.  As of the Project Effective Date or as of the date of delivery of a Well Proposal, as the case may be, except as set forth in a Project Proposal or a Well Proposal no Asset is subject to (or has related to it) any area of mutual interest agreements, except for those contained in this Agreement and no Asset is subject to (or has related to it) any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the date hereof.

(o)           Compliance with Laws.

(i)            As of the Project Effective Date or as of the date of delivery of a Well Proposal, as the case may be, except as set forth in a Project Proposal or a Well Proposal the Assets are currently, and to Operator’s knowledge, have been, owned and operated in material compliance with all applicable laws, including Applicable Environmental Laws;

(ii)           As of the Project Effective Date or as of the date of delivery of a Well Proposal, as the case may be, except as set forth in a Project Proposal or a Well Proposal without in any way limiting the foregoing representations, the properties operated by Operator, and, to Operator’s knowledge, the Assets operated by others, are not in any material violation of (or subject to) (i) any existing, pending or, threatened, judicial, administrative or arbitral proceeding or any investigation or inquiry by any Governmental Authority, or (ii) any investigation, feasibility study, removal or remedial actions under any and all applicable laws (including Applicable Environmental Laws), and (iii) to Operator’s knowledge, there are not facts, circumstances or conditions relating to any of the properties which could require any remediation, investigation, feasibility study, or removal or remedial actions, or which could result in any material costs or liabilities or material non-compliance with Applicable Environmental Laws (material shall mean for the purposes of this Section 8.3(o) **** in value as to any 8/8ths interest in the Affected Assets);

(iii)          As of the Project Effective Date or as of the date of delivery of a Well Proposal, as the case may be, except as set forth in a Project Proposal or a Well Proposal Operator undertook, at the times of its acquisitions of the Assets, all appropriate inquiry into the previous ownership and uses of the Assets consistent with good commercial or customary practice, and Operator has taken all steps necessary to determine and has determined that no Hazardous Substances (as defined in the Applicable Environmental Laws) (i) have been disposed of or Released on or onto the Assets, (ii) or, if generated, on the Assets have been disposed of offsite in violation of Applicable Environmental Laws or at any site listed or proposed for listing on the National Priority List (as such term is defined under CERCLA) or similar lists created pursuant to any state analog to CERCLA;

(iv)          As of the Project Effective Date or as of the date of delivery of a Well Proposal, as the case may be, except as set forth in a Project Proposal or a Well Proposal without limitation of the foregoing, to Operator’s knowledge, there are no leaking underground storage tanks which are or previously were in operation, surface impoundments, disposal pits or waste ponds or lagoons, or Hazardous Materials on, in or under such Assets;

(v)           As of the Project Effective Date or as of the date of delivery of a Well Proposal, as the case may be, except as set forth in a Project Proposal or a Well Proposal Operator has not received a written notice of any claim that an owner of any Asset is a potentially responsible party at any site included, or proposed for inclusion, on the National Priority List (as such term is defined under CERCLA) or similar lists created pursuant to any state analog to CERCLA.

(p)           Survival.  Except for the Special Warranty, which will survive indefinitely, the foregoing representations and warranties contained in this Section 8.3 (other than the representations provided for in clauses (a), (g), and (h) which shall remain in effect until the expiration of the applicable statute of limitations, but not thereafter) shall terminate with respect to an Earned Well two years after the recording of the Assignment to IOG for such Earned Well, and thereafter shall have no further force and effect.

8.4.        Compliance Matters.  Operator shall provide prompt written notice to IOG of any environmental matters relating to or affecting the Assets, the development thereof or the Operations conducted thereon, including but not limited to, notices of violation, actions to challenge or revoke necessary permits or authorizations, significant spills or releases or discovery of contamination on, under or from the Leases.  Operator shall at all times comply with all Laws, including without limitation all Laws related to health, safety, the protection of the environment, natural resources or threatened or endangered species, pollution or its impacts on human health, which compliance includes the possession of, and compliance with, all Permits, including any Permit related to air emissions, gas flaring and hydrogen sulfide management.

ARTICLE 9.
TAX PARTNERSHIP

9.1.        Tax Partnership Agreement.  Contemporaneously with the execution of this Agreement, each IOG and Operator shall duly execute and deliver counterparts to the Tax Partnership Agreement, in the form attached as Exhibit B (the “Tax Partnership Agreement”).

9.2.        Tax Treatment.  Notwithstanding anything to the contrary contained herein, the Parties intend and expect that the transaction contemplated by this Agreement and the Tax Partnership Agreement will result in the creation of a partnership (the “Tax Partnership”) solely for purposes of federal income taxation and for purposes of the income taxation of those states that require the Tax Partnership to be treated as a partnership for income tax purposes (“Tax Purposes”).  Accordingly, solely for Tax Purposes:  (i) the Tax Partnership will be treated as holding 100% of the Subject Assets jointly held by all Parties and engaging in all activities of the Parties with respect thereto; (ii) Operator will be treated as contributing to the Tax Partnership its interest in the Assets and providing its undertaking to fund, when due, the costs and expenses allocable to it under the this Agreement in exchange for an interest in the Tax Partnership;] (iii) IOG will be treated as providing its undertaking to fund, when due, the other costs and expenses allocable to it under this Agreement in exchange for an interest in the Tax Partnership; and (iv) from and after its commencement, the Tax Partnership will be treated as realizing all items of income or gain and incurring all items of cost or expense attributable to the ownership, operation or disposition of interests in the Subject Assets or cash contributed to the Tax Partnership by the Parties, notwithstanding that such items are realized, received, held, paid or incurred by the

Parties individually.  In the event any Asset or other property (including any Acquired Interest) not initially held by all Parties becomes jointly held by all Parties after the Effective Date, the Parties agree to treat the joint acquisition, construction, or development of such property for Tax Purposes as a contribution to the Tax Partnership in exchange for an interest therein and an acquisition, construction, or development by the Tax Partnership.  For these purposes, the Parties agree to be governed by the Tax Partnership Agreement attached as Exhibit B.  In the event of any conflict or inconsistency between the terms and conditions of Exhibit B and the terms and conditions of this Agreement (including this Section 9.2) or any attachment or exhibit hereto (other than Exhibit B), the terms and conditions of Exhibit B shall govern and control.

ARTICLE 10.
INDEMNIFICATION

10.1.      Liabilities

For purposes of ARTICLE 10, the term “Liabilities” means any and all claims, causes of action, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorney’s fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.  Liabilities should not be read to otherwise modify, subsume, supersede, or negate any of the Party’s obligations to one another under this Agreement.

10.2.      Indemnification of IOG by Operator.

Operator shall RELEASE, DEFEND, PROTECT, INDEMNIFY and HOLD HARMLESS each IOG, its Affiliates, and all of their respective stockholders, partners, members, managers, officers, employees, directors, agents and representatives (collectively, the “IOG Indemnified Parties”), from any Liabilities arising out of, in connection with, or relating to (i) the Operator, its Affiliates, or any of their officers, employees, directors, or agents’ performance of Operator’s obligations under this Agreement, including but not limited to Operator’s Operation of the Assets; (ii) the actions of Third Party’s hired or retained by Operator to perform any of the obligations set forth under this Agreement; (iii) Operator’s breach of any representation, warranty, covenant or condition contained in this Agreement; (iv) any Wells owned by Operator or operated by Operator on the Leases that are not Earned Wells, (v) the payment of royalties, Taxes, imbalances, liabilities, obligations and other costs and expenses with respect to the Assets in which IOG owns no interest, (vi) the discharge of hydrocarbons, pollutants or other contaminants into or onto any medium such as land, surface water, ground water or air, in each case relating to or arising out of Operator’s ownership or Operator’s Operation of the Assets. and (vii) any actions, suits or proceedings pending or, to the Operator’s knowledge, threatened against the Operator as of the Effective Date. This Section 10.1(a)(iv) specifically includes any and all actions in which Operator’s Operations of the Assets are alleged to have caused earthquakes.

10.3.      Indemnification of Operator by IOG.  IOG shall RELEASE, DEFEND, PROTECT, INDEMNIFY and HOLD HARMLESS the Operator, its Affiliates, and all of its stockholders, partners, members, managers, officers, employees, directors, agents and representatives (collectively, the “Operator Indemnified Parties”) from and against any Liabilities arising out of, in connection with, or relating to IOG’s breach of any representation, warranty, condition, or covenant under this Agreement.

10.4.      Indemnification Procedures.  All claims for indemnification under Section 10.2 or Section 10.3 shall be asserted and resolved as follows:

(a)           Terms.  For purposes of this Section 10.4, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having any obligation to indemnify another Party or Person with respect to such Liabilities pursuant to Section 10.2 or Section 10.3, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Person having the right to be indemnified with respect to such Liabilities pursuant to Section 10.2 or Section 10.3.

(b)           Claim Notice.  To make a claim for indemnification under Section 10.2 or Section 10.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 10.4, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or condition, the Claim Notice shall specify the representation, warranty, covenant or condition that was inaccurate or breached.  In the event that the claim for indemnification is based upon a lawsuit, arbitration or similar proceeding brought by a Third Party (a “Third Party Action”) the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party acquires actual notice of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 10.4 shall not relieve the Indemnified Party of its obligations under Section 10.2 or Section 10.3 (as applicable), except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.

(c)           Claim Response. The Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to inform the Indemnified Party in writing that the Indemnifying Party (i) cured the Liabilities complained of, (ii) admits its liability for such Liabilities, (iii) disputes the claim for such Liabilities, or (iv) specify the additional time necessary to investigate the Liability and state a reasonable deadline for the Indemnifying Party to provide a response consistent with (i), (ii) or (iii).  If the Indemnifying Party does not provide a written response to the Indemnified Party within such 30-day period, then the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

(d)           Assumption of Defense.  In the case of a claim for indemnification based upon a Third Party Action, the Indemnifying Party shall notify the Indemnified Party whether it shall assume the defense of such Third Party Action.  The Indemnified Party is authorized, prior to notice by the Indemnifying Party that it shall assume the defense of such Third Party Action, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party shall have assumed the defense of the Third Party Action, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party shall cooperate in contesting any Third Party Action that the Indemnifying Party elects to contest.  The Indemnified Party may participate in, at its own expense, but subject to the Indemnifying Party’s full control of, any defense or settlement of any Third Party Action controlled by the Indemnifying Party pursuant to this Section 10.4(d); provided that the Indemnified Party shall not be required to bring any counterclaim or cross complaint against any Person.  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Action or consent to the entry of any judgment with respect thereto that does not include an unconditional release of the Indemnified Party from all Liability in respect of such Third Party Action or (ii) settle any Third Party Action or consent to entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)           No Assumption of Defense.  If the Indemnifying Party does not assume the defense of the Third Party Action, then the Indemnified Party shall have the right to defend against the Third Party Action at the sole cost and expense of the Indemnifying Party, with counsel selected by the Indemnified Party.  Any settlement of the Third Party Action by the Indemnified Party shall require the consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), unless the settlement is solely for money damages and results in a final resolution.

ARTICLE 11.
TRANSFER

11.1.      Transfer by Operator.

(a)           Other than as permitted in Section 11.3 below, Operator may not Transfer all or any part of its right, title or interest in the Assets without IOG’s prior written consent, such consent not to be unreasonably withheld or delayed; provided that any transferee must agree in writing, for the express benefit of IOG, to be bound by the terms hereof and to assume the obligations of Operator under this Agreement, including Operator’s obligations to purchase IOG’s Working Interest (or portion thereof) in the Assets under this Agreement as described in Section 11.3, in so far as such obligations pertain to the transferred Assets, which shall continue to be burdened by the rights of IOG hereunder.  Operator may not Transfer any of its rights and obligations under this Agreement except in connection with a Transfer of its right, title and interest in the Assets.  No Transfer of Operator’s right, title and interest in the Assets or this Agreement shall relieve Operator of any of its obligations under this Agreement.

(b)           Notwithstanding anything to the contrary in this Agreement, Operator shall not Transfer all or any part of an Asset treated as held by the Tax Partnership for federal income tax purposes unless the Transfer complies with the provision of, and the transferee agrees in writing to be bound by the terms of, the Tax Partnership Agreement attached hereto as Exhibit B.

11.2.      Transfer by IOG.

(a)           Prior to Payout as to the Assets in question IOG may not Transfer all or any part of its right, title or interest in the Assets or its rights and obligations under this Agreement to any

Person without Operator’s prior written consent, such consent not to be unreasonably withheld or delayed.

(b)           Notwithstanding anything to the contrary in this Agreement, no Asset or any part thereof Transferred by IOG shall thereafter be treated as held by the Tax Partnership for federal income tax purposes unless the Transfer complies with the provision of, and the transferee agrees in writing to be bound by the terms of, the Tax Partnership Agreement attached hereto as Exhibit B.

11.3.      Sale.

(a)           If Operator directly, or indirectly through one or more Affiliates, enters into a Sale, then Operator, promptly but in no event later than ten (10) days after doing so, shall deliver written notice of same to IOG which notice shall include all relevant and material documents and information regarding such Sale.

(b)           If, at any time after **** after the Effective Date of this Agreement, Operator directly, or indirectly through one or more Affiliates, enters into an Arms-Length Sale of all of Operator’s interest in Assets, then IOG, upon receipt of written request from Operator, shall Transfer to Operator, and Operator shall purchase from IOG, IOG’s Working Interest in the Assets included in such Sale.  Operator shall pay IOG an amount equal to the greater of: (i) ****; or (ii) **** and, upon receipt of such sum, IOG shall convey to Operator its Working Interest in the Assets included in the Sale and its rights and obligations under this Agreement related thereto to Operator, subject only to special warranty of title.

(c)           If Operator directly, or indirectly through one or more Affiliates, enters into a Sale, then IOG, by delivery of written notice to Operator, may elect to Transfer to Operator, and Operator shall purchase from IOG, IOG’s Working Interest in the Assets included in such Sale.  Operator shall pay IOG the Sale Assets Allocated Purchase Price and IOG shall convey to Operator its Working Interest in the Assets included in the Sale and its rights and obligations under this Agreement related thereto to Operator, subject only to special warranty of title.  If such a Sale affects less than all of Operator’s interest in the affected Assets, the conveyance by IOG to Operator provided above shall be limited to the same percentage of IOG’s interest in such Assets.  Such right shall be ongoing, without regard for a prior exercise of failure to exercise such right by IOG.

(d)           If after a conveyance by IOG to Operator pursuant to (b) or (c) of this Section, the Sale in question is not consummated, then IOG may elect by delivery of written notice to Operator within thirty (30) days of receiving notice from Operator that such Sale was not consummated, to rescind such conveyance.  Upon receipt of such notice Operator shall reconvey the interests conveyed to it by IOG and IOG shall refund the money paid to it by Operator, subject to adjustment and accounting reflecting revenue and expense during the interim period.

11.4.      Settlement.  Operator shall be (a) entitled to all revenues attributable to hydrocarbon production from IOG’s Working Interest in the Assets (or portion thereof) that are Transferred to Operator pursuant to Section 11.3 for any period of time following the date of such Transfer and that are received by IOG after such date, and (b) responsible for all costs and expenses attributable to such Transferred interests that are paid by IOG following the date of Transfer.  If IOG receive any revenues that they are not entitled to following the date of Transfer under Section 11.3, they shall remit same to Operator within fifteen (15) Business Days following receipt.  If IOG pays any costs or expenses that Operator is responsible for following the date of Transfer under Section 11.3, Operator shall, within fifteen (15) Business Days of IOG’s written request, remit to each IOG such costs or expenses.

ARTICLE 12.
NOTICES

12.1.      Notices.  All notices and communications required or permitted under this Agreement shall be in writing and addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) three days after deposit with the U.S. Postal Service, certified mail, postage prepaid, return receipt requested; (c) if by facsimile transmission, upon confirmation by the recipient of receipt; or (d) by Federal Express overnight delivery (or other reputable overnight delivery service), two days after deposited with such service.  Addresses for all such notices and communication shall be as follows:

To IOG:	IOG South Texas I, LLC
2911 Turtle Creek Blvd., Suite 900
Dallas, Texas 75219
Attn: Charlie Shufeldt
Telephone: (214) 272-2820
Facsimile: (214) 614-9203
Email: cshufeldt@iogcapital.com

With a copy to:	Jackson Walker, LLP
(which shall not	901 Main Street, Suite 6000
constitute notice to IOG)	Dallas, Texas 75202
Attn: Carl E. Glaze
Telephone: (214) 953-5808
Facsimile: (214) 661-6818
Email: cglaze@jw.com

To Operator:	Lonestar Resources America, Inc.
600 Bailey Avenue, Suite 200
Fort Worth, Texas 76107
Attn: Frank D. Bracken, III
Telephone: (817) 546-6400
Facsimile: (817) 546-8641
Email: fbracken@lonestarresources.com

Any Party may, upon written notice to the other Parties, change the address and Person to whom such communications are to be directed.

12.2.                  Daily Notices.  With respect to any notices and communications required or permitted to be given by the Parties pursuant to ARTICLE 1, ARTICLE 3, ARTICLE 4, ARTICLE 5, ARTICLE 6, ARTICLE 8, ARTICLE 10, ARTICLE 11, and ARTICLE 13, such notices and communications shall be sufficient in all respects if given in accordance with Section 12.1 or if such notice is delivered by email return receipt requested to the address specified for a Person in Section 12.1.  Additionally, Operator shall deliver data concerning the Assets under Sections 6.8 and 6.9 by email to: DAILY REPORTS@IOGCAPITAL.COM.  Any notice given by email shall be deemed to have been given on the Business Day such email was sent, if sent during normal business hours, and on the Business Day following such email being sent, if sent at a time other than normal business hours.

ARTICLE 13.
TERMINATION AND REMEDIES

13.1.                  Term.

(a)                                 The “Term” of this Agreement shall begin on the Effective Date and shall remain in full force and effect until (i) IOG participates in a Sale or Sales under Section 11.3 that includes all of IOG’s interests in the Assets, (ii) **** months after Payout as to all Earned Wells, (iii) election by IOG to terminate, in its sole discretion, in the event that Operator resigns or is removed as Operator under any JOA in violation of Section 6.1(d) (said election to be made pursuant to written notice from IOG to Operator within fifteen (15) days of written notification to IOG of such resignation or removal and such termination is effective at the beginning of the month following such notice), or (iv) terminated by mutual, written agreement of the Parties.  Following the end of the Term of this Agreement the relations of the Parties as to any jointly owned Assets shall be controlled by the applicable JOA.

(b)                                 It is not the intent of the Parties hereto that any provisions in this Agreement violate any applicable law regarding the rule against perpetuities, the suspension of the absolute power of alienation, or other rules regarding the vesting or duration of estates, and this Agreement shall be construed as not violating such rule to the extent the same can be so construed consistent with the intent of the parties. In the event however that any provision of this Agreement is determined to violate such rule, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by such rule that will result in no violation.  To the extent the maximum period is permitted to be determined by reference to “lives in being,” the Parties agree that “lives in being” shall refer to lifetime of the last to die of the living lineal descendants of the late Joseph P. Kennedy, Sr. (father of the late President of the United States of America).

13.2.                  Notice of Default; Remedies.  If IOG fails to Elect to Participate in Proposed Wells as to which its Participation is not excused by the terms hereof, Operator may, as its sole remedy, if within thirty (30) days of receipt of notice from Operator, IOG does not agree to so Participate, terminate IOG’s future rights to Participate in Wells in such Project.  Otherwise, the Parties shall have their remedies at law or in equity.

13.3.                  Effect of Termination.  The provisions of this Section 13.3, and Sections 6.4, 6.5, 6.8, 6.9, 6.10, 6.11, 6.14, 6.17, 6.18, 11.2, 11.3, and 11.4; ARTICLE 8; ARTICLE 10; ARTICLE 12 and ARTICLE 14, shall survive the termination of this Agreement.

ARTICLE 14.
MISCELLANEOUS

14.1.                  Entire Agreement.  This Agreement and the Exhibits and Schedules attached hereto constitute the entire agreement between the Parties, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

14.2.                  Amendments.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by both Parties.

14.3.                  Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver, unless otherwise expressly provided.

14.4.                  Applicable Law.  This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Texas, USA, without regard to principles of conflicts of law.

14.5.                  Jury and Bench Trial Waiver.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY AND BENCH TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED.  EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION

CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.6.                  Dispute Resolution/Arbitration.

(a)                                 The Parties agree to make a diligent, good faith attempt to resolve all disputes arising out of or in connection with this Agreement or the relationship created under this Agreement before either Party commences arbitration with respect to the subject matter of any such dispute.  A Party shall provide written notice of any dispute to the other Party (the “Dispute Notice”).  If the Parties are unable to resolve a dispute within ten (10) days after a Party receives a Dispute Notice, then the Parties sole and exclusive remedy for resolution of all dispute arising out of or in connection with this Agreement or the relationship created under this Agreement shall be binding arbitration before the American Arbitration Association (“AAA”), or a successor organization.  To the extent neither the American Arbitration Association or a successor organization exists before a dispute is initiated or resolved, the Parties shall submit their dispute to a mutually agreeable alternative arbitration forum similar to that of AAA, such as JAMS.

(b)                                 The arbitration shall be before 1 (one) arbitrator, unless the amount of the dispute, excluding attorneys’ fees will exceed One Million Dollars ($1,000,000), in which case the arbitration shall be before 3 (three) arbitrators.  All arbitration proceedings shall be conducted in accordance with the most recent version of the Commercial Arbitration Rules for Large, Complex Commercial Disputes of the AAA (the “Rules”), or similar rules to the extent a successor or alternative arbitration forum must be utilized.  As to all disputes arising from the Agreement that are solely between the Parties hereto, the arbitrator(s) shall be appointed through the list process outlined in the Rules by no later than fourteen (14) days after arbitration is requested.  The arbitrator(s) chosen under the Rules shall have at least ten (10) years of experience in the field of the oil and gas industry that is pertinent to the dispute at issue.  By way of example, if the dispute pertains to Operator’s development and completion of the Earned Wells, then the arbitrator must have at least ten (10) years of experience in oil and gas development and completion; whereas if the dispute pertains to Operator’s joint interest billing practices then the arbitrator must have at least ten (10) years of experience in oil and gas accounting.

(c)                                  THE SITE OF THE ARBITRATION SHALL BE DALLAS, TEXAS, UNLESS OTHERWISE AGREED BY THE PARTIES, AND TEXAS LAW AND THE TEXAS RULES OF EVIDENCE SHALL APPLY.

(d)                                 The Parties shall diligently and expeditiously proceed with arbitration.  For disputes under **** the following shall apply:

(i)                                     Discovery:  All discovery, including expert discovery, shall be completed no more than **** days from the appointment of the arbitrator.  Discovery shall be limited to **** depositions per party, including expert depositions, with each deposition not to exceed **** hours, and no more than **** requests for production.  The Parties shall not serve interrogatories or requests for admission.  To the extent necessary, the Parties shall be entitled to requests for inspection.

(ii)                                  No Oral or In-Person Hearing.  There shall be no oral or in-person hearing and the dispute shall be decided upon document submissions, unless otherwise agreed to by the Parties.  The Parties shall create a mutually agreeable briefing schedule for all document submissions.

(iii)                               Final, Non-Appealable Award.  A final award shall be entered by the arbitrator by no later than **** days from the date of appointment of the arbitrator.  The final award will not be accompanied by a reasoned opinion but to the extent required, shall include specification of any damages, allocation of costs and attorneys’ fees awarded by the arbitrator, and the Parties waive any rights to appeal or review of such award by any court or tribunal.

(iv)                              Costs.  Costs of arbitration, exclusive of attorneys’ fees, shall be equally allocated amongst the Parties.

(e)                                  For disputes over ****, the following shall apply:

(i)                                     Discovery.  The Parties will establish mutually agreeable deadlines for the completion of discovery, taking into account the nature of the dispute and the reasonable amount of time necessary to adequately undertake discovery.  Unless otherwise agreed in writing, the Parties shall be limited to depositions and requests for production, and shall, establish mutually agreeable limitations on the extent of depositions and requests for production that each Party may pursue, taking into account the nature of the dispute and reasonable limitations to both adequately and efficiently obtain discovery.  The Parties shall not serve interrogatories or requests for admissions.  To the extent necessary, the Parties may serve requests for inspection, and may take expert discovery.

(ii)                                  Oral or In-Person Hearing.  The arbitrators shall conduct an oral or in-person hearing.  The Parties shall discuss and agree upon a deadline by which an oral or in-person hearing must occur and any time limitations that will be imposed upon such hearing, taking into account the nature of the dispute and the reasonable amount of time necessary for the Parties to prepare for and present their position at the hearing.

(iii)                               Appealable Award.  The arbitrators shall enter a reasoned award and the arbitrators’ award shall be entered by no later than **** days from the completion of the hearing.  The arbitrators shall expressly agree to adhere to this deadline in accepting appointment to the arbitration panel.  The award may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”), or similar rules of a successor organization or similar organization should AAA no longer exist.  A party may appeal the award and appeals must be initiated within **** days of receipt of the award by filing a notice of appeal with any AAA office.  An award is final once the time for filing the notice of appeal has expired without the filing of a notice of appeal by either Party.

(iv)                              Except to the extent the Parties’ remedies may be limited by the terms of this Agreement, including but not limited to Sections 14.7 and 14.10, the arbitrators shall be empowered to award any remedy available under the Laws of the State of Texas.  The arbitrator shall not have the power to amend or add to this Agreement.

(f)                                   Any final award or decision from the arbitrators may be enforced by any court of law or tribunal having jurisdiction thereof.

(g)                                  The costs of such arbitration shall be determined by and allocated between the Parties by the arbitrators in the final award.

(h)                                 This Section 14.6 constitutes an independent contract to arbitrate all disputes arising out of or in connection with this Agreement or the relationship created under this Agreement.

(i)                                     Unless otherwise agreed in writing, the Parties shall continue to perform their respective obligations hereunder during any arbitration proceeding by the Parties in accordance with this Section 14.6.

(j)                                    Except as may be required by Law, neither a Party nor an arbitrator may disclose the existence, contents, documents or testimony filed or presented at any hearing, or results of any arbitration hereunder without the prior written consent of both Parties.

14.7.                  Expenses.  Operator shall pay (a) all reasonable legal fees incurred by IOG in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and any amendments executed in connection therewith, (b) all fees, charges or taxes for the recording or filing of the Assignments and any other instruments required under this Agreement, (c) all reasonable out of pocket expenses of IOG in connection with the administration of this Agreement, (d) all amounts expended, advanced or incurred by IOG to satisfy any obligation of Operator under this Agreement, or to protect, preserve, exercise or enforce the rights of IOG under this Agreement, (e) all reasonable out of pocket costs and expenses (including fees and disbursements of attorneys and other experts employed or retained by such Person) incurred in connection with, arising out of, or in any way related to consulting during a breach of this Agreement with respect to (i) the protection, preservation, exercise or enforcement of any of its rights in, under or related to this Agreement or (ii) the performance of any of its obligations under or related to this Agreement, each of (a) through (e) shall include all court costs, attorneys’ fees (including, without limitation, for trial, appeal or other proceedings), fees of auditors and accountants, and investigation expenses reasonably incurred by IOG in connection with any such matters, together with interest at the maximum rate allowed by Law on each item specified in clause (a) through (e) from thirty (30) days after the date of written demand or request for reimbursement until the date of reimbursement.

14.8.                  Payments.

(a)                                 All payments made or to be made under this Agreement to Operator shall be made by electronic transfer of immediately available funds to Operator, at the account set forth opposite Operator’s name on Schedule 14.8 or to another account specified by Operator to the Person making such payment at least **** Business Days prior to such payment.

(b)                                 All payments made or to be made under this Agreement to IOG shall be made by electronic transfer or by check of immediately available funds to each IOG, at the account set forth opposite such IOG’s name on Schedule 14.8 or to another account specified by such IOG to the Person making such payment at least **** Business Days prior to such payment.

14.9.                  Limitation on Damages.  Each Party hereby expressly waives, releases and disclaims any and all rights to recover from any other Party any consequential, special, incidental, indirect, punitive or exemplary damages resulting from or arising out of this Agreement or any breach of or failure to perform under this Agreement, including without limitation, lost sales, income, profit, revenue, production, reserves or opportunity.  This provision does not waive and each Party expressly retains a right either to seek specific performance of this Agreement or to recover direct damages arising out of or resulting from this Agreement or any breach or failure to perform under this Agreement beyond those damages expressly waived, released and disclaimed herein.

14.10.           Injunctive Relief and Lien Foreclosure.  Section 14.5, 14.6, and 14.9 above shall not preclude a party from seeking injunctive relief, whether temporary, preliminary or permanent, nor shall it preclude a party from pursuing foreclosure of liens before a court of law having jurisdiction thereof.

14.11.           Relationship of Parties.  This Agreement is not intended to create, and shall not be construed to create, an association for profit, a trust, a joint venture, a mining partnership or other relationship of partnership, or entity of any kind between the Parties, except as set forth in Article 9.

14.12.           Severability.  It is the intent of the Parties that the provisions contained in this Agreement shall be severable.  If any provisions of this Agreement, in whole or in part, are held invalid as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

14.13.           Covenants Running with Lands.  This Agreement and the terms, conditions and covenants hereof shall be deemed to be covenants running with the lands, and a burden upon a Party’s interest in the Assets, for the benefit of Operator’s (with respect to the burden on IOG) or IOG’s (with respect to the burden on Operator) interest in the Leases.

14.14.           Timing.  This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed.  For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds.  Without limiting the foregoing, time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

14.15.           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and assigns.  Any purported Transfer not made in accordance with the terms and conditions of this Agreement shall be null and void.

14.16.           Announcements.  The Parties shall consult with each other with regard to all press releases and other announcements concerning (i) this Agreement or (ii) the Operations within the Leases to the extent such press releases or announcements make reference to the name of the other Party and, except as may be required by Laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Party shall issue any such press release or make any other announcement without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

14.17.           Confidentiality.  The Parties shall keep the terms of this Agreement and all Exhibits and Schedules hereto confidential and not disclose the same to any other Person without the prior written consent of the other Party; provided that the foregoing shall not apply to (i) disclosures required by law, regulation, securities exchange rules or order or decree of any Governmental Authority, or (ii) disclosures to a Party’s partners, members, directors, officers, employees, financial advisors, accountants, consultants, attorneys, banks and other potential financing sources, institutional investors, agents, nominees, representatives, Persons to which a Party may Transfer its rights and obligations under this Agreement and prospective purchasers of property, as well as their respective representatives, advisors, attorneys and consultants (provided that such Persons (other than IOG or its Affiliates’ prospective investors) likewise agree in writing to keep this Agreement and all Exhibits and Schedules hereto confidential).

14.18.           Further Assurances.  From time to time after the Execution Date, the Parties shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to more effectively assure the other of the benefits and enjoyment intended to be conveyed under this Agreement, and otherwise to accomplish the purposes of the transactions contemplated hereby.

14.19.           Counterpart Execution.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which taken together shall constitute one agreement.

14.20.           Memorandum of Agreement.  Contemporaneously with the execution hereof, the Parties shall execute a Memorandum of Agreement in the form attached hereto as Exhibit C to be recorded by IOG in the Real Property Records of the applicable County in the State of Texas.

14.21.           References and Construction.  In this Agreement:

(a)                                 References to any gender includes a reference to all other genders;

(b)                                 References to the singular includes the plural, and vice versa;

(c)                                  References to any Article or Section means an Article or Section of this Agreement;

(d)                                 References to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)                                  Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f)                                   “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense;

(g)                                  The headings contained in this Agreement are for guidance and convenience of reference only, and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

(h)                                 “Or” is not exclusive unless the context requires otherwise; and

(i)                                     No consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.

[Remainder of page intentionally blank.]

IN WITNESS WHEREOF, this Agreement is executed by the Parties on the Execution Date.

LONESTAR RESOURCES AMERICA, INC.

By:	/s/ Frank D. Bracken, III
Name:	Frank D. Bracken, III
Title:	Chief Executive Officer

IOG SOUTH TEXAS I, LLC

By:	/s/ Charles F. Shufeldt
Name:	Charles F. Shufeldt
Title	Manager